Exhibit 99.1

FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Patrick E. Fry and Kenneth H. Paulus Elected to TeamHealth Board of Directors

(KNOXVILLE, Tenn.) July 13, 2015 – TeamHealth (NYSE:TMH), a leading provider of outsourced physician staffing solutions for hospitals, announced today that Patrick E. Fry and Kenneth H. Paulus were elected to the organization’s Board of Directors.

As president and CEO of Sutter Health since 2005, Fry leads a not-for-profit network of nearly 5,000 physicians under the Sutter Medical Network, which includes 24 acute care hospitals and one of the nation’s largest home health and hospice programs. As former president and CEO of Allina Health from 2009-2014, Paulus led one of the nation’s largest not-for-profit integrated delivery systems consisting of nearly 1,500 employed physicians, 13 acute care hospitals, a freestanding emergency department and more than 100 ambulatory care clinics.

“We are very pleased to welcome Mr. Fry and Mr. Paulus to the TeamHealth board,” said Lynn Massingale, MD, executive chairman and co-founder of TeamHealth. “We believe their vast experience leading high-performing, innovative organizations will complement our existing board and management team.”

Fry brings more than 35 years of healthcare experience to his new role on the TeamHealth Board of Directors. Prior to assuming the chief executive officer role at Sutter Health, Fry served in numerous roles throughout the organization including: chief operating officer and executive vice president of Sutter Health, executive vice president of Sutter Health Western Division, president of Sutter Health East Division and regional president of Sutter Health Central in addition to several other roles.

Currently, Fry serves on the board of the California Hospital Association, VHA Inc., and the American Hospital Association Governing Council and offers more than 30 years of board experience with government, non-profit and public enterprises. He received his

Masters of Health Sciences Administration from George Washington University and his Bachelor of Arts in Administration in Public Health from the University of California.

Paulus offers strong credentials within the healthcare community, bringing more than three decades years of executive healthcare leadership experience to the TeamHealth Board. Prior to Paulus’s appointment as CEO at Allina Health, he served as president and chief operating officer. Before joining Allina, Paulus was the president and CEO of Atrius Health System, one of the largest integrated physician organizations in New England and a teaching and research affiliate of Harvard Medical School. Additionally, he served as the chief operating officer of Boston-based Partners Community HealthCare, a teaching affiliate of Harvard Medical School that includes Massachusetts General Hospital and Brigham and Women’s Hospital.

Currently, Paulus serves on the board of Healthgrades and Cogentix Medical. He received his Masters of Healthcare Administration and Management from the University of Minnesota and a Bachelor of Arts in Biology from Augustana College.

“As seasoned leaders of two large healthcare organizations, Mr. Fry and Mr. Paulus bring unique and valuable perspectives to the board,” said Michael D. Snow, president and CEO of TeamHealth. “We look forward to having Mr. Fry and Mr. Paulus’s expertise to help guide us as we navigate a rapidly evolving healthcare system.”

About TeamHealth
TeamHealth (Knoxville, Tennessee) (NYSE: TMH) is a leading provider of outsourced physician staffing solutions for hospitals in the United States. Through its 21 regional locations and multiple service lines, TeamHealth's more than 13,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 990 civilian and military hospitals, clinics, and physician groups in 47 states. In 2015, TeamHealth was named among “The World’s Most Admired Companies” by Fortune magazine and among “150 Great Places to Work in Healthcare” by Becker’s Hospital Review. In 2014, TeamHealth was named among "America's 100 Most Trustworthy Companies" by Forbes magazine. The term "TeamHealth" as used throughout this release includes TeamHealth and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.

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